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                                                                   EXHIBIT 99.1
                                                                   ------------

================================================================================

NEWS RELEASE

                                             For:     Hoenig Group Inc.
                                                      4 International Drive
                                                      Rye Brook, NY  10573


                                             Company
                                             Contact: Fredric P. Sapirstein
                                                      (914) 935-9000


HOENIG GROUP INC. COMPLETES SALE OF ITS CORE INTERNATIONAL ADR AND DOMESTIC EQUITY INDEX INVESTMENT MANAGEMENT BUSINESSES TO THE BANK OF NEW YORK

RYE BROOK, N.Y., February 1, 2002 - Hoenig Group Inc. (Nasdaq: HOEN) announced today that it has completed the sale of the Core International ADR and Domestic Equity Index institutional investment management businesses of its wholly-owned subsidiary, Axe-Houghton Associates, Inc., to The Bank of New York. The sale price was $5.4 million. Hoenig Group expects to recognize in the first quarter 2002 a gain of approximately $2.6 million, or $0.30 per share diluted after taxes and expenses related to the sale.

The investment management businesses being sold represent approximately $2.6 billion of Axe-Houghton's $3.4 billion under management as of October 31, 2001 and approximately 25% of Axe-Houghton's revenues for the nine months ended September 30, 2001.

For over thirty years, Hoenig Group Inc. has provided high quality trade execution, independent research and premier client service to professional money managers and alternative investment funds throughout the world. Hoenig Group Inc. operates through its brokerage subsidiaries in the United States, United Kingdom, and Hong Kong. Hoenig Group Inc.'s U.S. asset management subsidiary, Axe-Houghton Associates, Inc., provides investment management services to public and corporate employee benefit plans, investment partnerships and other institutional clients. Additional information about Hoenig Group is available at www.hoeniggroup.com.

This press release contains forward-looking statements that relate to future plans, events and performance. These forward-looking statements involve risks and uncertainties, including the risk that conditions to the transaction described herein will not be satisfied and the sale will not be completed. These risks and uncertainties are in addition to those set forth in the Company's periodic reports and other filings with the Securities and Exchange Commission. Forward-looking statements reflect the Company's current views with respect to future events. Actual events and results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated.





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